Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-127917, 33-56787, 333-42007, 333-67887, 333-92089, 333-68010, 333-106937, 333-98487, 333-46674, 333-120918, 333-134890, 333-143649, 333-151674, 333-159414, 333-211849, and 333-253512 on Form S-8 and Registration Statement Nos. 333-48841, 333-46676, and 333-215430 on Form S-3 of our reports dated February 5, 2020, relating to the consolidated financial statements of Cousins Properties Incorporated and subsidiaries, and the effectiveness of Cousins Properties Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cousins Properties Incorporated for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 5, 2020